Exhibit 4.37

Cooperation Agreement

between

iKang Healthcare Group, Inc.

and

iKang Health Technology Group Co., Ltd.

and

Ligang Capital Investment (Shenzhen) Co., Ltd.

and

Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area

and

China Industrial Asset Management Limited

Contents

1	Definitions and Interpretations	2

2	Way of Cooperation	6

3	Establishment of Merger Fund	7

4	Investment of Merger Fund	15

5	Representations and Warranties	18

6	Breach of Agreement and Compensation	22

7	Rescission and Termination	22

8	Modification and Transfer	23

9	Force Majeure	23

10	Confidentiality	23

11	Notice	24

12	Applicable Law and Dispute Resolution	26

13	Waiver	26

14	Effectiveness and Others	26

This cooperation agreement is made by the following Parties in Pudong New Area, Shanghai on July 19, 2017:

(1)         iKang Healthcare Group, Inc. (“iKang Group”), an entity duly established and validly existing according to the laws of Cayman Islands, who was listed at NASDAQ publicly on April 9, 2014, with the code of “KANG”;

(2)         iKang Health Technology Group Co., Ltd. (“iKang Health Technology”), a limited company duly established and validly existing according to China laws, having its registered No. 9131000076690218XA, and its registered office at Room 3E-2398, 3/F, No. 2123, Pudong Avenue, China (Shanghai) Pilot Free Trade Zone;

(3)         Ligang Capital Investment (Shenzhen) Co., Ltd. (“Ligang Capital”), a limited company duly established and validly existing according to China laws, having its registered No. 91440300359722042W, and its registered office at Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Area, Shenzhen;

(4)         Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area (“Ningbo Yuansheng”), a limited company duly established and validly existing according to China laws, having its registered No. 91330206099391186L, and its registered office at Room 1303, 2nd Office Building, Meishan Avenue Business Center, Beicang District; and

(5)         China Industrial Asset Management Co., Ltd. (“China Industrial”), a limited company duly established and validly existing according to China laws, having its registered No. 91310000067753306M, and its registered office at Room 430, Building 2, No. 738, Guangji Road, Hongkou District, Shanghai.

Whereas,

A                   As of execution of this Agreement, Ligang Capital is a company who specializes in asset management and investment, and whose business scope is as follows: asset management, investment management (excluding trust, financial asset management, securities asset management, and other restricted items); equity investment fund, management of equity investment fund, trusteeship management of equity investment fund (excluding securities investment, investment of fund raised publicly, and management of publicly raised fund);

B                   As of the execution of this agreement, Ningbo Yuansheng is a fund management company subordinated to China Industrial who mainly engages in equity investment, and whose business scope is as follows: investment management, industrial investment and investment consulting;

C                   As of the execution of this Agreement, China Industrial is an asset management company who intends to raise fund through promoting and establishing a private fund, and to participate the transaction under this project on behalf of the investors.

D                   The Parties hereto intend to establish jointly iKang Healthcare Merger Industrial Investment Fund (“Merger Fund”) who will raise fund and establish New Store Companies or purchase equity in the Existing Store Companies, and operate and manage the health examination stores through the Store Companies, according to the cooperation mode contemplated herein.

The Parties hereby agree to execute this cooperation agreement as follows:

1	Definitions and Interpretations

	1.1	In this Agreement, unless the context requires otherwise, the terms and phrases below shall have the following meanings:

		1.1.1	Agreement	Means the Cooperation Agreement and its exhibits entered into between iKang Group, iKang Health Technology, Ligang Capital, Ningbo Yuansheng, and China Industrial.

		1.1.2	Force Majeure

Means the events which are unforeseeable, whose occurrence and consequence are unavoidable or cannot be overcome, and which causes provisions hereof unable to perform in whole or in part, including but not limited to natural disasters, civil or military activities, fires, strikes, lockouts or labor disputes, plagues, government prohibitions, change of any laws existing as of the effective date of this Agreement, wars, terrorism, riots, earthquakes, rainstorms, typhoons, floods, and interruption of electronic or computer information and communication system.

		1.1.3	Confidential Information	Has the meaning set forth in Article 10.1 hereof.

		1.1.4	Merger Fund/Limited Partnership

Means the merger fund (whose name will be approved by the administration for industry and commerce) to be established in the form of limited partnership by the GPs, Senior LPs and Junior LPs. The Merger Fund may be established in phases, and one partnership will be established for each phase.

		1.1.5	Partners	Include the GPs and LPs.

		1.1.6	LPs	Include the Senior LPs and Junior LPs.

		1.1.7	Senior LPs/Senior Limited Partners	Mean the Limited Partners of each phase of Merger Fund set forth in the Partnership Agreement of each phase which are entitled to precedence in distribution.

1.1.8	Junior LPs/Junior Limited Partners	Include the Junior LP1 and Junior LP2.

1.1.9	Junior LP1/Junior Limited Partner 1

Means China Industrial or its subsidiary or any private fund promoted and established by it, the name and way of establishment of which shall be subject to the Partnership Agreement for each phase of Merger Fund.

1.1.10	Junior LP2/Junior Limited Partner 2	Means iKang Health Technology Group Co., Ltd., subject to the Partnership Agreement for each phase of Merger Fund.

1.1.11	GPs	Include GP1 and GP2.

1.1.12	GP1/General Partner 1	Means Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area.

1.1.13	GP2/General Partner 2	Means Ligang Capital Investment (Shenzhen) Co., Ltd.

1.1.14	Custodian	Means Industrial Bank Co., Ltd., Shanghai Branch for the present time, subject to the Partnership Agreement for each phase of Merger Fund.

1.1.15	Private Fund	Means the private fund established by China Industrial and other Parties for purpose of the project hereof. The fund may be established or raised in phases depending on the situation of the project.

1.1.16	Investment Period	Means two years as from the date when the first investment of each phase of Merger Fund is made (subject to the effective date of the corresponding investment agreement).

1.1.17	Exit Period	Means two years from the next day of expiration of the Investment Period.

1.1.18	Establishment Date	Means the date when the business license of each phase of Merger Fund is issued.

1.1.19	Distribution Date

(1) in respect of the Distribution Date during the Investment Period (“Distribution Date of Investment Period”), means the date when each phase of fund pays investment return, custody fee and the costs for each phase of Merger Fund during such period (excluding the costs for establishment) to the Senior LPs and the Custodian, which is half year as from the Establishment Date of each phase of Merger Fund;

(2) in respect of the Distribution Date during the Exit Period (“Distribution Date of Exit Period”), means the date when a distribution is made according to Article 3.10.2 of this Agreement;

(3) When the period of each Merger Fund expires, means the date when a liquidation distribution is made according to Article 3.10.3 of this Agreement.

1.1.20	Store Companies	Mean the companies who hold the Store Assets/Health Examination Stores, and are composed of the New Store Companies and the Existing Store Companies.

1.1.21	New Store Companies	Mean the Store Companies newly established by each phase of Merger Fund, which will be used to operate and manage the Store Assets.

1.1.22	Existing Store Companies	Mean the Store Companies directly or indirectly owned by iKang Group or its affiliates, or other Store Companies owned by any third party.

1.1.23	Store Assets/ Health Examination Stores	Mean the health examination stores held by the Store Companies, which are used to provided medical care, health examination or other related services.

1.1.24	Affiliates

Mean the companies, partnerships or other entities directly or indirectly controlled by iKang Group or iKang Health Technology. “Control” means holding not less than 50% voting rights in another entity, whether directly or indirectly, individually or jointly, or holding the power to direct the operation or management of another entity, whether directly or indirectly, individually or jointly, or having the ability to exert material effect on another entity. In this Agreement, affiliates include the affiliates established prior to this Agreement, or the affiliates to be established after this Agreement.

1.1.25	Investment Documents	mean collectively the following documents: (1) Partnership Agreement; (2) Investment Agreement; (3) Forward Purchase Agreement; (4) Difference Payment and Discharge Commitment

1.1.26	Partnership Agreement

Means the agreement or any amendments or supplementations thereto which are entered into by the Partners to specify the establishment and other matters of each phase of Merger Fund, subject to the name decided at relevant time.

1.1.27	Investment Agreement

Means the Agreement on New Store Companies entered into between each phase of Merger Fund and iKang Group and/or its affiliates or any third party for investment in the Store Assets, and the equity purchase agreement entered into between each phase of Merger Fund and the Existing Store Companies, as well as any amendments or supplementations thereto, subject to the name decided at relevant time.

1.1.28	Forward Purchase Agreement

Means the forward Purchase agreement entered into between iKang Health Technology and each phase of Merger Fund with respect to the purchase of relevant equity in the Store Companies during the Exit Period and any amendments or supplementations thereto, subject to the name decided at relevant time.

1.1.29	Difference Payment and Discharge Commitment

Means any letter issued by iKang Group to assume the liability of difference payment and/or discharge with respect to any amount payment obligation under the Forward Purchase Agreement of iKang Health Technology, and any amendments or supplementations thereto, subject to the name decided at relevant time.

1.1.30	Day	Means calendar day, except this Agreement stipulates otherwise.

1.1.31	China	Means the People’s Republic of China, for purpose hereof, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.1.32	RMB	Means the legal currency of China.

1.1.33	Applicable Law	Has the meaning set forth in Article 12.1 hereof.

1.1.34	Association	Means Asset Management Association of China.

1.1.35	Losses

Mean all direct and actual losses, claims, liabilities, damages, costs and expenses (including reasonable legal expenses) arising from violation of any representations, warranties, covenants, promises or this Agreement.

1.1.36	Material Adverse Effect

Means any material adverse effect on the following matters:

(a) the business condition (financial or otherwise), assets, performance, operation or prospect of any transaction obligors, taken as a whole;

(b) the ability of any transaction obligor to perform its obligation of payment or other major obligations under this Agreement; or

(c) The legality, validity or enforceability of this Agreement, or any rights or remedies of other parties under this Agreement.

1.2                     Any reference to any provisions means the provisions of this Agreement. The titles and subtitles hereof are for reference only, and will not affect the interpretation of this Agreement.

2                     Way of Cooperation

Subject to the terms and conditions hereof, the Parties agree that they will cooperate in the following ways:

2.1                     The Parties will establish each phase of Merger Fund (subject to the provisions of the Partnership Agreement) according to the provisions hereof as the cooperation platform of the Parties. The main investment scope of each phase of Merger Fund is to operate and manage the Store Assets and participate the building of big health industry through establishing New Store Companies or purchasing equity in the Existing Store Companies.

2.2                     When the Investment Period specified herein expires, an exit will be made by iKang Health Technology through purchase of the equity held by the Merger Fund in the Store Companies in installments or once for all, and iKang Health Technology may not transfer the above obligation to other party.

2.3                     iKang Group and/or iKang Health Technology shall authorize or license, or promote its affiliates to authorize or license, the Store Companies to use free of charge the intellectual properties in connection with iKang Group and/or iKang Health Technology or their respective affiliates for realizing the cooperation matters hereunder during the operation of the Store Assets, such as business names, trademarks, copyrights, patents and know-hows. Relevant parties may sign separate agreements with respect to the license of the intellectual properties depending on the circumstance.

2.4                     If any equity in any Store Company fails to be sold to iKang Health Technology or any third party designated by iKang Health Technology according to the provisions hereof or the Forward Purchase Agreement when the Exit Period expires, iKang Group and/or iKang Health Technology or their/its affiliates are entitled to stop the free authorization or license of the intellectual properties specified in Article 2.3 hereof.

2.5                     iKang Group and/or iKang Health Technology or their/its affiliates agree that for realizing the cooperation matters hereunder, each phase of Merger Fund is entitled to request iKang Group and/or iKang Health Technology or their/its affiliates to provide the unlicensed intellectual properties required for the cooperation matters during performance of this Agreement.

2.6                     During performance hereof, iKang Group and/or iKang Health Technology or their affiliates shall ensure that various types of licenses of the intellectual properties granted to each phase of Merger Fund according to this Agreement are lawful, valid and usable, and free from any encumbrances or defects.

3                     Establishment of Merger Fund

3.1                     After execution hereof, the Parties shall jointly establish the first phase of Merger Fund in the form of limited partnership in Ningbo. Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area shall be responsible for relevant applications, filings or other procedural work involved in the establishment of Merger Fund, and other Parties shall provide corresponding documents, information and necessary assistance as requested. The establishment of any subsequent phases of Merger Fund shall be decided by the Parties depending on the circumstance, and shall comply with the elements specified herein, except as otherwise agreed by the Parties.

Several phases of Merger Fund may be issued according to this Agreement. Generally, each phase of funds shall operate independently, and keep independent accounts of assets, liabilities, revenues, and losses etc. No revenues of one phase of funds may be used to offset or make up losses of other phase of funds.

3.2                     Name

The name of each phase of Merger Fund shall be subject to the approval by the administration for industry and commerce.

3.3                     Business Scope

Industrial investment, investment management, investment consulting, except as otherwise agreed by the Parties or in the current Partnership Agreement with respect to the business scope of each phase of Merger Fund. The business scope of each phase of Merger Fund shall be subject to that approved and registered by the administration for industry and commerce.

3.4                     Partners

3.4.1                    Each phase of Merger Fund shall have five (5) partners, two (2) of which are GPs, and three (3) of which are LPs, with one (1) being Senior LP, and two (2) being Junior LPs. Ningbo Yuansheng and Ligang Capital (or any third party designated by it) shall act as the GPs. China Industrial or its subsidiary or any Private Fund established on its behalf, and iKang Health Technology will act as the Junior LPs.

3.4.2                    The managing partners of each phase of Merger Fund shall always be Ningbo Yuansheng and Ligang Capital. The managing partners shall place the register of partners (“Register of Partners”) at the operating premises stating the name, domicile, subscribed capital, and paid-in capital of each partner, and other information the managing partners deem necessary, for the consultation by the partners. If any partner specified in the Partnership Agreement changes, the managing partners shall update the Register of Partners accordingly, and go through corresponding change of industrial and commercial registration if necessary.

3.5                     Volume

3.5.1                    The total Volume of each phase of Merger Fund (the total subscribed capital contribution) shall not exceed RMB 502 million. The capital contributions of the Parties in each phase of Merger Fund are as follows:

(1)             Ningbo Yuansheng will subscribe the contribution of RMB 1 million in each phase of Merger Fund, and the capital contribution percentage shall be calculated based on the establishing situation of each phase of Merger Fund;

(2)             Ligang Capital will subscribe the contribution of RMB 1 million in each phase of Merger Fund, and the capital contribution percentage shall be calculated based on the establishing situation of each phase of Merger Fund;

(3)             China Industiral or its subsidiary or any private fund promoted and established by it will subscribe the contribution of not more than RMB 50 million in each phase of Merger Fund, and the capital contribution percentage shall be calculated based on the establishing situation of each phase of Merger Fund;

(4)             iKang Health Technology will subscribe the contribution of not more than RMB 50 million in each phase of Merger Fund, and the capital contribution percentage shall be calculated based on the establishing situation of each phase of Merger Fund;

(5)             The Senior LPs will subscribe the contribution of not more than 40 million. The ratio between the Junior LPs and the Senior LPs shall be 1:4. The capital contribution percentage shall be calculated based on the establishing situation of each phase of Merger Fund;

3.5.2                    The Parties hereto agree that the actual contribution payment time of each phase of Merger Fund shall be otherwise negotiated based on the establishing situation of each phase of Merger Fund, and shall be governed by the provisions of the Partnership Agreement then in effect.

3.5.3                    The Parties agree that the Senior LPs and Junior LPs may pay their contributions in installments based on the investment situation of each phase of Merger Fund, according to the purchase progress and relevant situation of each phase of Merger Fund.

3.6                     Period

The partnership period of the initial phase of Merger Fund shall be five (5) years, starting from issuance of the business license. The partnership periods of the subsequent phases of Merger Fund shall be agreed by the Parties. The operating period of each phase of Merger Fund shall be four (4) years, among which the first two years are the Investment Period, and the latter two the Exit Period.

3.7                     Duties of the Parties

3.7.1                    GP1 and GP2 will be respectively responsible for the specific operation and management of each phase of Merger Fund according to the following provisions of this Article 3.7 after the establishment of each phase of Merger Fund, provided that employees of the Merger Fund shall be employed upon joint decision of GP1 and GP2.

3.7.2                    Duties of GP1

(1)             Managing the common seal and various certificates and licenses of each phase of Merger Fund;

(2)             Responsible for the filing formalities of each phase of Merger Fund with the Association and other relevant work (for the avoidance of doubt, the going through of the above formalities does not mean that the filing and registration of each phase of Merger Fund will be made in the name of GP1);

(3)             Executing relevant contracts, agreements and other legal documents and supervising the performance thereof on behalf of each phase of Merger Fund according to the decisions of the investment decision-making committe;

(4)             Establishing and maintaining the financial and accounting records and account books of each phase of Merger Fund;

(5)             Taking corresponding actions according to the resolutions of the partners meeting, to protect the safety of properties of each phase of Merger Fund, and reduce the risks that may be brought by the business activities of each phase of Merger Fund on the partners and their properties;

(6)             Other duties provided for by the Partnership Agreements.

3.7.3                    Duties of GP2

(1)             Managing the special financial seal and the legal representative seal of each phase of Merger Fund;

(2)             Opening, maintaining and cancelling the bank accounts of each phase of Merger Fund;

(3)             Carrying out due diligence review on the Store Companies to be invested and the Store Assets, and submitting the due diligence report/analysis report/investment advice to each phase of Merger Fund, provided that the scope of Store Companies to be finally submitted to the investment decision-making committee of the Merger Fund for making decision shall be decided jointly by GP1 and GP2;

(4)             Conducting the investment and other business of each phase of Merger Fund according to the decisions of the investment decision-making committee, and responsible for the establishment or purchase (if any) and subsequent tracking of the Store Companies and the Store Assets passed by the decisions of the investment decision-making committee;

(5)             Disclosing the operating situation and financial conditions of the investment projects of each phase of Merger Fund to the Senior LPs;

(6)             Other duties provided for by the Partnership Agreements.

3.8                     Decision-Making Mechanism

3.8.1                    The investment decision-making committee of each phase of Merger Fund has the right to decide and implement the following matters involing the Merger Fund according to this Agreement and the Partnership Agreements: (1) investment decision-making, and investment matters; (2) distribution of the Merger Fund; (3) the ealy purchase contemplated by this Agreement and other matters.

3.8.2                    The investment decision-making committee of each phase of Merger Fund shall be composed of five (5) members, among which GP1 and GP2 will respectively appoint two (2) representatives, and the Senior LP will appoint one (1) representative.

3.8.3                    Each member of the investment decision-making committee shall have one vote when making decision. Each matter to be decided shall be passed by 2/3 or more of all members, provided that the representative appointed by the Senior LP has one veto at the investment decision-making committee.

3.8.4                    Partners Meeting

The Partners Meeting of each phase of Merger Fund shall discuss and decide the following matters:

(1)             amendment to the Partnership Agreements;

(2)             approval of the transfer of any interest in the partnership;

(3)             approval of creation by the partners of a pledge over its LP interest;

(4)             deciding the removal or change of LPs/managing partners;

(5)             approval of admission to or withdrawl from a partnership;

(6)             Other matters provided for by the Partnership Agreement.

The above matters to be decided at the partners meeting shall be implemented only after all partners pass unanimously.

3.9                     Investment Process

The investment process of each phase of Merger Fund is as follows:

3.9.1                    GP2 conducts due diligence review on the Store Companies to be invested and the Store Assets, and submits the due diligence report/analysis report/investment advice to the fund, provided that the scope of Store Companies to be finally submitted to the investment decision-making committee of the Merger Fund for making decision shall be decided jointly by GP1 and GP2;

3.9.2                    The investment decision-making committee decides whether to invest in such Store Companies and the Store Assets;

3.9.3                    When the investment decision-making committee passes, GP1 will issue contribution payment notice to the partners who will pay their subscribed contribution based on the investment volume and the subscription percentage;

3.9.4                    When the fund receives the paid-in contribution from the partners, GP2 will carry out the establishment or purchase of the Store Companies based on the decision of the investment decision-making committee, and GP1 will provided all necessary assistances;

3.9.5                    Where the investment decision-making committee decides to establish New Store Companies through the fund which acts as the investment entity, iKang Health Technology and each phase of Merger Fund will jointly establish Store Companies, in which iKang Health Technology will hold not more than 1% equity but will not decide the operation of the New Store Companies in any way, and the Merger Fund will hold not less than 99% equity. The purchase of the Existing Store Companies shall be carried out by reference to the above principle;

3.9.6                    No New Store Companies or purchased Existing Store Companies will distribute profits before iKang Health Technology or its designated entity repurchases them, irrespective whether such companies make profit or loss.

3.10              Distribution of Revenues

3.10.1             The performance comparison benchmark of the Senior LP’s performance of the initial Merger Fund is expected to be an annual simple interest rate of 7.5%, and those of the subsequent phases shall be subject to the agreement between the Parties.

3.10.2             During the Investment Period of each phase of Merger Fund, the Merger Fund will distribute the revenues to the Senior LPs on the distribution date of the Investment Period to the limit of the Fund’s assets. The Junior LPs will not participate the distribution. The specific time and way of distribution shall be subject to the Partnership Agreement.

3.10.3             During the Exit Period of each phase of Merger Fund, the proceeds obtained after the exit of each phase of Merger Fund, after deducting the taxes, management fees, custody fees, and other expenses of the Merger Fund, shall be distributed according to the following order on the distribution date of the Exit Period:

(1)             paying the payable taxes and charges involved in the Merger Fund;

(2)             paying the management fees, custody fees and other relevant expenses of the Merger Fund;

(3)             paying the principal of the Senior LP (in case of several Senior LPs, the principal will be paid in proportion to the percentage of the outstanding principals of each Senior LPs in the same order);

(4)             paying the due revenues of the Senior LP (including the due and outstanding revenues in arrears, in case of several Senior LPs, the revenues will be paid in proportion to the percentage of each Senior LPs in the same order);

(5)             paying the investment principals of the Junior LP1 and Junior LP2 in proportion to the percentage of outstanding principals of each LP in the same order;

(6)             paying the investment principals of the GP1 and GP2 in proportion to the percentage of outstanding principals of each GP in the same order;

(7)             the remaining revenues shall be paid in proportion to the percentage of investment principals of the Junior LP1 and the Junior LP2;

3.10.4             When the existing period of each phase of Merger Fund expires, the total amount of the assets of each phase of Merger Fund will be discharged according to the following order (in case that several amounts in the same order are not fully paid, payment will be made in proportion to the amounts payable):

(1)             paying the liquidating costs;

(2)             paying the due taxes and charges involving the Merger Fund;

(3)             paying the management fees, custody fees and other relevant expenses of the Merger Fund;

(4)             repaying the debts of the limited partnership;

(5)             paying the principal of the Senior LP (in case of several Senior LPs, the principal will be paid in proportion to the percentage of the outstanding principals of each Senior LPs in the same order);

(6)             paying the due revenues of the Senior LP (including the due and outstanding revenues in arrears, in case of several Senior LPs, the revenues will be paid in proportion to the percentage of each Senior LPs in the same order);

(7)             paying the investment principals of the Junior LP1 and Junior LP2 in proportion to the percentage of outstanding principals of each LP in the same order;

(8)             paying the investment principals of the GP1 and GP2 in proportion to the percentage of outstanding principals of each GP in the same order;

(9)             the remaining revenues shall be paid in proportion to the percentage of investment principals of the Junior LP1 and the Junior LP2;

3.11              Assumption of Costs

3.11.1             Each phase of Merger Fund shall assume the following costs in connection with the establishment, operation, termination, dissolution, liquidation and other matters of the Merger Fund:

(1)             the management fees;

(2)             the custody fees;

(3)             the establishment costs, including but not limited to the service fees for retaining legal consultant, the capital verification fee, the registration and filing fees and other relevant fees;

(4)             investment related fees;

(5)             government taxes and charges;

(6)             liquidating costs;

(7)             Other costs.

3.11.2             The management fees of the GP1 manager and the GP2 manager will be provided for at the annual rate of 1% of the capital contribution paid by all partners in each phase of the Merger Fund. The Merger Fund will pay GP1 and GP2 the upfront management fees for the first year in one lump sum within 5 working days after the Merger Fund advances the installment of investment amount. The remaining amount shall be paid when the corresponding revenues are distributed on the distribution date of the Exit Period of the Merger Fund.

The upfront management fee of GP1 = current investment amount of the Merger Fund × 1% ×1.

The upfront management fee of GP2 = current investment amount of the Merger Fund × 1% ×1.

The management fee paid by each phase of Merger Fund to GP1 when it exits = MAX (0, the principal of exit of the Merger Fund×1%×the number of days between the investment start day (inclusive) when the Merger Fund exits the principal and the investment exit date (exclusive) ÷365 — the principal exited by the Merger Fund for the current period ×1%×1).

The management fee paid by each phase of Merger Fund to GP2 when it exits = MAX (0, the principal of exit of the Merger Fund×1%×the number of days between the investment start day (inclusive) when the Merger Fund exits the principal and the investment exit date (exclusive) ÷365 — the principal exited by the Merger Fund for the current period ×1%×1).

3.11.3             The custody fees of the Custodian in each phase of Merger Fund shall be provided for according to the following formula on a daily basis, and distributed on each distribution date.

Custody fees = the capital contribution volume paid by the Merger Fund × 0.02% × the number of days between the last custody fee payment date (inclusive) or the establishment date of the Merger Fund (in case of calculating the payable custody fee on the first payment date of custody fee) and the payment date of the custody fee (exclusive) ÷365.

If the paid-in capital contribution volume changes during the above period, sectional calculations shall be carried out based on the paid-in contribution.

3.11.4             Except for the management fee and the custody fee, the calculation and drawdown of expenses of other phase of Merger Fund shall be subject to the provisions of each Partnership Agreement. The Parties may also adjust the charging standards of the above management fee and custody fee based on the establishment situation of each phase of Merger Fund, and include such adjustment in the corresponding Partnership Agreement.

3.11.5             If any Merger Fund fails to be established, the establishing costs of such Merger Fund shall be borne by the GPs according to the ratio of their respective subscribed capital contribution to the total capital contributions subscribed by all GPs.

4                     Investment of Merger Fund

4.1                     Investment Scope

The investment scope of the Merger Fund is to establish New Store Companies or purchase equity interest in the Existing Store Companies, operate and manage the Store Assets, and participate the building of the big health industry. The idle funds may be used to purchase bank deposits, wealth management products, monetary fund or other low risk fixed income products. The number of New Store Companies or the purchased Existing Store Companies for each investment shall not be less than five (5), subject to the decision made by the investment decision-making committee according to the procedure specified herein and in the Partnership Agreement.

4.2                     Investment Restrictions

4.2.1                    The Merger Fund may not invest in

(1)     any development projects of residential or commercial real estate;

(2)     futures, financial derivatives transaction and other high-risk investments;

(3)     any projects without definite exit path;

(4)     any investment area prohibited by the national laws and regulations;

(5)     Other areas or scopes prohibited or restricted by the Partnership Agreements from investing in.

4.2.2                    If the total paid-in capital contribution amount of the partners to any Merger Fund fails to reach the specified volume of such Fund during the Investment Period, the remaining subscribed capital contribution will not be required to pay, and no investment will be made.

4.2.3                    When investing, each phase of Merger Fund shall reserve the fund expenses required for such Merger Fund during the Investment Period, including but not limited to the expected revenues, management fee, custody fee, and establishing costs etc. of the Senior LPs.

4.2.4                    No cycling investment may be made by any Merger Fund, that is, the cash proceeds obtained by any Merger Fund from the Store Companies invested shall be distributed directly, and may not be used to invest.

4.3                     Way of Investment

The way of investment includes but is not limited to establishment of New Store Companies and purchase of equity interest in the Existing Store Companies. Other way of investment may be adopted subject to unanimous approval by the investment committee of each phase of Merger Fund.

4.4                     Exit

4.4.1                    iKang Health Technology or its designated entity will purchase the Store Companies invested by each phase of Merger Fund during the Exit Period. The specific purchasing entity and way of purchase shall be subject to the Forward Purchase Agreement.

4.4.2                    The Parties agree that the purchase price of the equity interest in the corresponding Store Companies shall be calculated according to the following formula:

The purchase price of the equity interest in each Store Company = the investment in the Store Company by the Merger Fund × (1+ 15% × the number of days between the investment date (inclusive) and the purchase date (exclusive) ÷365). Among others, the investment date shall be the date when the Merger Fund pays the investment amount (in case of payment in installments, the investment date will be the date when each installment is paid). The purchase date shall be the date when iKang Health Technology or iKang Group pays the purchase price (in case of payment in installments, the investment date will be the date when each installment is paid).

4.4.3                    To ensure the distribution of investment profits by each phase of Merger Fund to the Senior LPs when the Investment Period expires, the Parties agree that within 10 working days before the expiration of 2 years as from the establishment of each phase of Merger Fund, iKang Health Technology shall purchase the equity interest in part of the Store Companies at the request of the Merger Fund, and pay fully the purchase price with the above period.

4.4.4                    The Parties agree that in the first year of the Exit Period, iKang Health Technology has the right to request the Merger Fund to transfer the equity interest in part of the Store Companies held by the Merger Fund, provided that iKang Health Technology pays fully the purchase price within the above period.

4.4.5                    The Parties agree that in the second year of the Exit Period, iKang Health Technology shall purchase the equity interest in the Store Companies at the purchase price calculated by the Merger Fund according to the formula set forth in Article 4.4.2, and pay fully the purchase price within the above period.

4.4.6                    When any of the following circumstances occurs, upon application of the managing partner of any Merger Fund, and consent by 2/3 of all members of the investment committee, the Merger Fund may request iKang Health Technology or its designated entity to purchase the equity interest in corresponding Store Company. The purchase shall be carried out according to the Forward Purchase Agreement unless there is evidence proving that no such circumstances occur:

(1)             Any material change of operation occurs to iKang Group, including but not limited to Lee Ligang Zhang, the actual controller, losing control due to privatization or other reasons, suspected of violating laws or regulations or the applicable rules of stock exchange, or having other abnormal changes;

(2)             iKang Group and/or iKang Health Technology intend to apply for bankruptcy, or have been declared by the court bankrupt;

(3)             iKang Group and/or iKang Health Technology are involved in major litigation, arbitration, administrative measures, or their major assets are subject to property preservation or other compulsory measures;

(4)             iKang Group and/or iKang Health Technology provide security for any third party, which causes material adverse effect on their economic or financial condition or the ability to perform their obligations under this Agreement and/or the Investment Documents;

(5)             iKang Group and/or iKang Health Technology enter into any contracts having material effect on their operation or financial condition;

(6)             iKang Group and/or iKang Health Technology stop production, stop business, is dissolved, suspended business for rectification, or cancelled, or their businesses are revoked (if applicable);

(7)             iKang Group and/or iKang Health Technology encounter serious difficulty, and their financial condition becomes seriously deteriorated;

(8)             Other material adverse effect on the purchase ability of iKang Group and/or iKang Health Technology occurs;

(9)             The Store Companies invested by any Merger Fund incurs debts or provides security for others without authorization.

4.5                     Difference Payment and Discharge

In respect of the price payment obligation under the purchase made by iKang Health Technology during the Exit Period, subject to consent by the Parties, iKang Group hereby assumes the irrevocable obligation of difference payment and discharge. The specific difference payment scope, period and other elements shall be subject to the undertaking made by iKang Group with respect to the difference payment and discharge at relevant time.

5                     Representations and Warranties

5.1                     Representations and Warranties of iKang Group

5.1.1                    iKang Group is an entity duly established and validly existing according to the laws of the place of its registration, and has the authority to execute and perform this Agreement.

5.1.2                    iKang Group’s execution and performance of this Agreement do not and will not (a) violate any laws or regulations applicable to it; (b) violate its organizational documents; (c) contradict any agreement or document to which it is bound.

5.1.3                    iKang Group has all rights, authorizations and/or licenses to execute and perform this Agreement and the obligations and liabilities hereunder, and there exists no restriction on such rights.

5.1.4                    iKang Group’s execution and performance of this Agreement will not violate any laws of its place of incorporation or any material contracts or obligations to which it is a party or is bound, or constitute any breach of contract or liability of compensation of its affiliate.

5.1.5                    No pending civil litigation (arbitration) and/or administration litigation or any potential civil dispute, controversy or claim exists against iKang Group. Moreover, iKang Group neither is involved in any crimes or serious violation of laws, nor is subject to or will be subject to any judicial compulsory measures or injunctions.

5.1.6                    iKang Group warrants that it has the power to control and manage its affiliates (including iKang Health Technology), and guarantees the full performance of the obligations and liabilities of the affiliates (including iKang Health Technology) hereunder.

5.1.7                    iKang Group warrants that the governing law it chooses in this Agreement will be recognized in the jurisdiction of its registration, and will be enforced according to China laws.

5.1.8                    iKang Group warrants that the information (including but not limited to the information provided by electronic communication) provided by it (or any of its consultants and/or representatives) or on its behalf is true, complete and accurate in all material respects on the date of provision, and is not misleading in any respect or omitting any statement of material fact which is necessary to make such statement not misleading by reference to the circumstances existing when the statement is made.

5.1.9                    iKang Group warrants that the original financial statements provided by it are prepared according to the its consistently applied accounting standards, and truly and fairly represent the financial condition and operation of iKang Group at the end of the financial year of such original financial statements. As of the date of such original financial statements, there is no material adverse change to the business, (financial or other) condition, operation, performance, asset or prospect.

5.2                     Representations and Warranties of iKang Health Technology

5.2.1                    iKang Health Technology is an entity duly established and validly existing according to the laws of the place of its registration, and has the authority to execute and perform this Agreement.

5.2.2                    iKang Health Technology’s execution and performance of this Agreement do not and will not (a) violate any laws or regulations applicable to it; (b) violate its organizational documents; (c) contradict any agreement or document to which it is bound.

5.2.3                    iKang Health Technology has all rights, authorizations and/or licenses to execute and perform this Agreement and the obligations and liabilities hereunder, and there exists no restriction on such rights.

5.2.4                    iKang Health Technology’s execution and performance of this Agreement will not violate any laws of its place of incorporation or any material contracts or obligations to which it is a party or is bound, or constitute any breach of contract or liability of compensation of its affiliate.

5.2.5                    No pending civil litigation (arbitration) and/or administration litigation or any potential civil dispute, controversy or claim exists against iKang Health Technology. Moreover, iKang Health Technology neither is involved in any crimes or serious violation of laws, nor is subject to or will be subject to any judicial compulsory measures or injunctions.

5.2.6                    Except for the information disclosed to other Parties hereto, iKang Health Technology has neither entrusted any third person to hold equity, nor created any trust, nor transfer or assign any part of its shareholder’s right to any third person.

5.2.7                    iKang Health Technology warrants that it has the power to control and manage its affiliates (including iKang Health Technology), and guarantees the full performance of the obligations and liabilities of the affiliates (including iKang Health Technology) hereunder.

5.2.8                    iKang Health Technology warrants that the information (including but not limited to the information provided by electronic communication) provided by it (or any of its consultants and/or representatives) or on its behalf is true, complete and accurate in all material respects on the date of provision, and is not misleading in any respect or omitting any statement of material fact which is necessary to make such statement not misleading by reference to the circumstances existing when the statement is made.

5.2.9                    iKang Health Technology warrants that the original financial statements provided by it are prepared according to the its consistently applied accounting standards, and truly and fairly represent the financial condition and operation of iKang Health Technology at the end of the financial year of such original financial statements. As of the date of such original financial statements, there is no material adverse change to the business, (financial or other) condition, operation, performance, asset or prospect.

5.3                     Representations and Warranties of Ningbo Yuansheng

5.3.1                    Ningbo Yuansheng is an entity duly established and validly existing according to the laws of the place of its registration, and has the authority to execute and perform this Agreement.

5.3.2                    Ningbo Yuansheng’s execution and performance of this Agreement do not and will not (a) violate any laws or regulations applicable to it; (b) violate its organizational documents; (c) contradict any agreement or document to which it is bound.

5.3.3                    Ningbo Yuansheng has all rights, authorizations and/or licenses to execute and perform this Agreement and the obligations and liabilities hereunder, and there exists no restriction on such rights.

5.3.4                    Ningbo Yuansheng’s execution and performance of this Agreement will not violate any laws of its place of incorporation or any material contracts or obligations to which it is a party or is bound, or constitute any breach of contract or liability of compensation of its affiliate.

5.3.5                    No pending civil litigation (arbitration) and/or administration litigation or any potential civil dispute, controversy or claim exists against Ningbo Yuansheng. Moreover, Ningbo Yuansheng neither is involved in any crimes or serious violation of laws, nor is subject to or will be subject to any judicial compulsory measures or injunctions.

5.3.6                    Ningbo Yuansheng warrants that it has the qualifications and permits to execute this Agreement and perform the transaction contemplated hereunder.

5.4                     Representations and Warranties of Ligang Capital

5.4.1                    Ligang Capital is an entity duly established and validly existing according to the laws of the place of its registration, and has the authority to execute and perform this Agreement.

5.4.2                    Ligang Capital’s execution and performance of this Agreement do not and will not (a) violate any laws or regulations applicable to it; (b) violate its organizational documents; (c) contradict any agreement or document to which it is bound.

5.4.3                    Ligang Capital has all rights, authorizations and/or licenses to execute and perform this Agreement and the obligations and liabilities hereunder, and there exists no restriction on such rights.

5.4.4                    Ligang Capital’s execution and performance of this Agreement will not violate any laws of its place of incorporation or any material contracts or obligations to which it is a party or is bound, or constitute any breach of contract or liability of compensation of its affiliate.

5.4.5                    No pending civil litigation (arbitration) and/or administration litigation or any potential civil dispute, controversy or claim exists against Ligang Capital. Moreover, Ligang Capital neither is involved in any crimes or serious violation of laws, nor is subject to or will be subject to any judicial compulsory measures or injunctions.

5.4.6                    Ligang Capital warrants that it has the qualifications and permits to execute this Agreement and perform the transaction contemplated hereunder.

5.5                     Representations and Warranties of China Industrial

5.5.1                    China Industrial is an entity duly established and validly existing according to the laws of the place of its registration, and has the authority to execute and perform this Agreement.

5.5.2                    China Industrial’s execution and performance of this Agreement do not and will not (a) violate any laws or regulations applicable to it; (b) violate its organizational documents; (c) contradict any agreement or document to which it is bound.

5.5.3                    China Industrial has all rights, authorizations and/or licenses to execute and perform this Agreement and the obligations and liabilities hereunder, and there exists no restriction on such rights.

5.5.4                    China Industrial’s execution and performance of this Agreement will not violate any laws of its place of incorporation or any material contracts or obligations to which it is a party or is bound, or constitute any breach of contract or liability of compensation of its affiliate.

5.5.5                    No pending civil litigation (arbitration) and/or administration litigation or any potential civil dispute, controversy or claim exists against China Industrial. Moreover, China Industrial neither is involved in any crimes or serious violation of laws, nor is subject to or will be subject to any judicial compulsory measures or injunctions.

5.5.6                    China Industrial warrants that it has the qualifications and permits to execute this Agreement and perform the transaction contemplated hereunder.

5.6                     The warranties set forth in this Article 5 are separate and independent from each other, and will not be restricted by reference to or citation of any other terms, conditions or warranties of other Parties hereof.

5.7                     After execution hereof, the representations and warranties made by the Parties herein shall remain effective, and will not be waived owing to time.

6                     Breach of Agreement and Compensation

6.1                     If either Party has any of the following circumstances, and thus causes any loss, claim, damages or any additional costs or expenses (including the resulting legal costs) of the other Parties other than those to be incurred hereunder, the Party shall compensate the other Parties and hold them harmless from such losses:

6.1.1                    the Party fails to perform any obligation hereunder;

6.1.2                    the Party fails to perform any agreement with any third party, which constitutes a breach of agreement and affect the performance of this Agreement;

6.1.3                    Any representation, warranty or covenant made by the Party is false, inaccurate or misleading.

6.2                     iKang Group, iKang Health Technology and its affiliates hereunder are concerted persons. If any of them breaches any provision hereof, such breach will be deemed a joint breach, and they shall be jointly and severally liable therefor.

7                     Rescission and Termination

This Agreement will be terminated in any of the following circumstances:

7.1                     The Parties agree to rescind this Agreement.

7.2                     All Merger Fund hereunder are liquidated and distributed, and the Parties agree to terminate this Agreement.

7.3                     Any force majeure event specified in Article 9.4 hereof occurs.

8                     Modification and Transfer

8.1                     Any amendment, addition or other forms of change to this Agreement attempted by any Party shall be subject to the consent of the Parties, and a written supplementary agreement shall be signed.

8.2                     Neither Party may transfer its rights or obligations hereunder to any third party in whole or in part without consent of the other Parties.

9                     Force Majeure

9.1                     If either Party is unable to perform any obligation hereunder in whole or in part owing to any force majeure event, it may suspend the performance during the existence of such event.

9.2                     The Party affected by the force majeure event shall notify the other Parties in writing of the event within five (5) days after the occurrence of the event, and provide corresponding supporting documents. The Party shall take reasonable measures to reasonable extent to eliminate or mitigate the loss and effect resulting from the force majeure event. The preceding obligation shall not be suspended or exempted because of occurrence of the force majeure event.

9.3                     If this Agreement is unable to perform owing to any force majeure event, the Parties shall jointly negotiate to take remedial measures.

9.4                     If the force majeure event causing this Agreement unable to perform lasts for three (3) months, and the Parties have taken actions or measures to remedy and eliminate its effect according to the terms and conditions hereof, but the event still causes the purpose hereof unable to fulfill or objectively unable to perform, either Party has the right to give written notice to terminate this Agreement.

10              Confidentiality

10.1              The confidential information referred to herein means all information of secret nature involved in this Agreement. Except for the information the Parties indicate expressly to be public, any information shall be deemed confidential information, including but not limited to this Agreement, other transaction documents relating to this Agreement, and any communications and written documents and materials made during performance of this Agreement, even though such information is not indicated expressly by the Parties as confidential.

10.2              The Parties shall keep the confidential information secret, and may not disclose or leak such information to any person, whether directly or indirectly, willfully or negligently, except for the disclosure made to any competent governmental department, judicial authority or any third person according to applicable laws.

10.3              Each Party may disclose confidential information to its intermediary, agent or professional consultant who enters into an agreement with it, provided that the receiving Party has entered into a confidentiality agreement or other agreement containing confidentiality provisions with the disclosing Party, and the disclosing party undertakes to perform the confidentiality obligations.

11              Notice

11.1              Any notice relating to this Agreement or any matter required to communicate with other Parties shall be in writing, and sent to the addressee specified in Article 11.3 hereof by personal delivery, express delivery, fax or email.

11.2              Any notice sent by either Party to the other Parties shall be deemed delivered when the notice is sent to the address specified in Article 11.3 hereof. If either Party changes its addressee or any other address information, it shall give written notices to the other Parties. Before receiving the written confirmations from the other Parties, the original addressee and address information and the changed addressee and address information shall be deemed the addressee and address information of the Party who changes such information.

11.3              The address, fax number or email of the receiving Party hereto are set forth as follows:

To iKang Healthcare Group, Inc.

Correspondence address	6/F, B Tower, World Trade Center, No. 92, Jianguolu Road A, Chaoyang District, Beijing

Addressee:	Chen Yang

Tel:	010-53206688

Fax:	010-53206689

Email:	luke.chen@ikang.com

To iKang Health Technology Group Co., Ltd.

Correspondence address	6/F, B Tower, World Trade Center, No. 92, Jianguolu Road A, Chaoyang District, Beijing

Addressee:	Chen Yang

Tel:	010-53206688

Fax:	010-53206689

Email	luke.chen@ikang.com

To Ligang Capital Investment (Shenzhen) Co., Ltd.

Correspondence address	6/F, B Tower, World Trade Center, No. 92, Jianguolu Road A, Chaoyang District, Beijing

Addressee:	Lee Ligang Zhang

Tel:	010-53206688

Fax:	010-53206689

Email:	lee.zhang@ikang.com

To Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area

Correspondence address	35/F, One Lujiazui, No. 68 Yincheng Middle Road, Pudong New Area, Shanghai

Addressee:	Wang Jiaqin

Tel:	021-38296286

Fax:

Email:	wangjq@ciit.com.cn

To China Industrial Asset Management Limited

Correspondence address	35/F, One Lujiazui, No. 68 Yincheng Middle Road, Pudong New Area, Shanghai

Addressee:	Wang Jiaqin

Tel:	021-38296286

Fax:

Email:	wangjq@ciit.com.cn

12              Applicable Law and Dispute Resolution

12.1              This Agreement is governed by China laws, without regard to the laws of Hong Kong Special Administrative Area, Macau Special Administrative Area, and Taiwan.

12.2              During performance hereof, any amendment or update to any applicable laws shall be applied to this Agreement. If any terms or conditions hereof become void or voidable owing to any amendment or update to the applicable law, the Parties shall negotiate amicably to resolve the matter according to the provisions hereof.

12.3              If any dispute, claim or controversy occurs owing to the execution, validity, interpretation, performance, breach or termination hereof, the Parties shall negotiate amicably to resolve such matters. If amicable negotiation fails, the Parties have the right to file a lawsuit to the competent court at the execution place of this Agreement, Pudong New Area, Shanghai.

13              Waiver

13.1              Any waiver of any breach hereof shall not become effective until it is made in writing.

13.2              Any delay or failure in performance of any right or remedy provided for by applicable law or this Agreement shall neither affect such right or remedy, nor constitute waiver of such right or remedy.

13.3              Any single or partial exercise of any right or remedy provided for by applicable law or this Agreement shall neither prevent other or further exercise thereof, nor prevent exercise of any other right or remedy.

14              Effectiveness and Others

14.1              Unless applicable law provides for otherwise, this Agreement becomes effective when it is signed by the Parties.

14.2              The exhibits hereto constitute an integral part hereof, and has the same legal force as this Agreement.

14.3              This Agreement is executed in writing. It is made in ten copies, and each Party holds two. All copies have equal legal force.

14.4              If this Agreement has both Chinese and English versions, and there is any conflict between both versions, the Chinese version shall prevail.

Signature Page

iKang Healthcare Group, Inc.

/s/ Lee Ligang Zhang

Authorized Signatory

(Common seal)

iKang Health Technology Group Co., Ltd.

/s/ Lee Ligang Zhang

Authorized Signatory

(Common seal)

Ligang Capital Investment (Shenzhen) Co., Ltd.

/s/ Lee Ligang Zhang

Authorized Signatory

(Common seal)

Yuansheng Investment Management Co., Ltd. of Ning Bo Meishan Bonded Port Area

/s/ Jin Yueqing

Authorized Signatory

(Common seal)

China Industrial Asset Management Limited

/s/ Ni Qin

Authorized Signatory

(Common seal)